United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

August 17, 2011

Date of Report

[Date of Earliest Event Reported]

NETWORK DEALER SERVICES HOLDING CORP.

(Exact name of Registrant as specified in its charter)

Utah	77-0616375
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

1725 East 1450 South, Suite 340

Clearfield, Utah 84015

 (Address of Principal Executive Offices)

(801) 927-4000

(Registrant’s telephone number, including area code)

N/A

(Former name, former address and former fiscal year,

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 17, 2011, the Company, through its wholly-owned subsidiary, Network Dealer Services, Inc., entered into a settlement agreement (the “Agreement”) with Xerox Corporation.  There are no material relationships between the Company or any of its affiliates and Xerox Corporation, other than those in respect of the Agreement.

The Agreement terminates an equipment lease agreement entered into between Xerox Corporation and the Company whereby the Company leased certain print equipment and software from Xerox Corporation.  The lease of the equipment was non-cancelable and was not scheduled to terminate until October of 2013.  The Company sought to terminate the lease with Xerox Corporation after determining that it would be more advantageous to out-source the Company’s printing.  The aggregate amount due to Xerox Corporation under the lease and unpaid by the Company was $346,334.96.  Under the Agreement, the Company will pay Xerox Corporation the total amount of $265,000.00 in 30 equal monthly payments.  This payment schedule reduced the amount otherwise owed to Xerox Corporation and benefits the Company by making the monthly payments more manageable.  After termination of the lease, the Company will continue to offer all current products and services to customers.

The foregoing is only a summary of the terms and provisions of the Agreement, a copy of which is attached hereto and incorporated herein by reference.  See Item 9.01.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit Description and Exhibit No.

10.1

Agreement between Network Dealer Services, Inc. and Xerox Corporation dated August 17, 2011.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

NETWORK DEALER SERVICES HOLDING CORP.

Date:	August 22, 2011	By:	/s/ Lynn McCoy
Lynn McCoy,
Chief Operating Officer

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